UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 24, 2010 (November 24, 2010)

BioFuel Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-33530	20-5952523
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Broadway, Suite 2200
Denver, CO 80202
 (Address of principal executive offices, including zip code)

(303) 640-6500
 (Registrant’s telephone number including area code)

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

On November 24, 2010, Scott H. Pearce, the President and Chief Executive Officer of BioFuel Energy Corp. (the “Company”), entered into a Rule 10b5-1 trading plan (the “Plan”) to sell shares of common stock of the Company on the open market in order to raise sufficient proceeds to enable him to participate in the Company’s rights offering (the “Rights Offering”) with respect to the remaining shares he owns.  Mr. Pearce may sell up to 400,000 shares under the terms of the Plan.  The Company announced the Rights Offering on September 24, 2010 and has filed a registration statement with the SEC with respect to the securities being offered.  Mr. Pearce currently beneficially owns 989,253 shares of Company stock.  In the event that sales of a lesser number of shares of stock under the Plan raise sufficient proceeds to permit Mr. Pearce to exercise his rights under the Rights Offering with respect to his remaining shares, Mr. Pearce will not sell the entire 400,000 shares.  The Plan will terminate upon the earlier of the completion of the sales of stock under the Plan or the record date of the Rights Offering.

Sales made pursuant to the Plan will be disclosed publicly by Mr. Pearce through appropriate filings with the SEC and will be made in accordance with applicable securities laws, including Rule 144 of the Securities Act of 1933.  Rule 10b5-1 of the Securities Exchange Act of 1934 provides a mechanism for insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of material, non-public information.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOFUEL ENERGY CORP.

Date: November 24, 2010
	By:	/s/ Kelly G. Maguire
Name: Kelly G. Maguire
Title: Executive Vice President and Chief Financial Officer